UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 22, 2007

NuTECH DIGITAL, INC.

(Exact name of registrant as specified in its charter)

California	000-50021	95-4642831
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation or organization)	File Number)	Identification No.)

10390 Wilshire Boulevard Penthouse 20 Los Angeles, California 90024 (Address of principal executive offices)

(310) 777-0012

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

o               Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

o               Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

o               Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

o               Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets.

On August 22, 2007, NuTECH DIGITAL, (the “Company”, “NuTech”, “we” and “us”) announced the closing of its Agreement with Jump Communications, Inc. (“Jump”), acquiring from Jump a number of telco switches, exclusive licenses, intellectual property, trademarks, hardware, software and firmware, along with billing and call management systems valued at approximately $3.7 million.  Jump Communications has been issued 23,800 shares of Preferred Stock, which on a fully diluted basis is equal to 90% of the Company’s outstanding shares in consideration for the acquired assets. The terms of the Agreement were previously reported in the Company’s report on Form 8-K filed on August 2, 2007.  A press release has been issued announcing the closing which is incorporated herein by reference.

Item 5.01. Change in Control of Registrant.

As a result of the closing of the Agreement, Jump acquired 23,800 shares of our Preferred Stock, which on a fully diluted basis is equal to 90% of our outstanding shares.  Each share of Preferred Stock is convertible into 50,000 shares of our Common Stock at any time at the option of the holder.  The consideration for the Preferred Stock was the transfer from Jump to the Company of a number of telco switches, exclusive licenses, intellectual property, trademarks, hardware, software and firmware, along with billing and call management systems valued at approximately $3.7 million.  As a condition to the Agreement, Joseph Giarmo and Yegia Eli Aramyan agreed to resign as directors of the Company, and Lee H. Kasper, the sole remaining director of the Company, appointed A. Frederick Greenberg and Richard M. Greenberg, the two principals of Jump, the Company’s board of directors.  The table below sets forth the security ownership of Jump:

(1)	(2)	(3)	(4)
Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Series A Convertible Preferred Stock (1)	Jump Communications, Inc. 10390 Wilshire Blvd., Penthouse 20 Los Angeles, CA 90024	23,800 owned directly of record (2)	79.33%

1.

Each share of Series A Convertible Preferred Stock is convertible into 50,000 shares of Common Stock at any time at the sole option of the holder.  Each share also grants the holder the right to 50,000 votes on all matters coming before the shareholders of the Company.

2.

Jump has the right to acquire 1,190,000,000 shares of Common Stock by exercising the conversion rights on the Preferred Stock.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On August 23, 2007, the Company received the resignations of Joseph Giarmo and Yegia Eli Aramyan as directors of the Company effective August 23, 2007.  Messrs. Giarmo and Aramyan have been provided with copies of the disclosures set forth herein and have declined the right to make any statement regarding their resignation.

Lee H. Kasper, the sole remaining director of the Company, appointed A. Frederick Greenberg and Richard M. Greenberg to the board of directors of the Company to serve the remaining terms of the departed directors.  The Company’s board of directors now consists of three directors; A. Frederick Greenberg, Richard M. Greenberg and Lee H. Kasper. A. Frederick Greenberg was elected Chairman of the Board and Chief Executive Officer, and Richard M. Greenberg was elected President of the Company.  These actions were taken pursuant to the terms of the Agreement with Jump previously reported herein.

From 1962 to 1967, Mr. A. Frederick Greenberg served as a line officer in the United States Navy, specializing in communications.  As part of his duties, he participated in the design of the Navy’s 20-year communications plans for the Atlantic area, commanded the Naval Communications Station in Driver, Virginia, served as Radio Officer aboard the aircraft carrier, U.S.S. Intrepid and as Communications Officer in Guantanamo Bay, Cuba for the duration of the “Cuban Missile Crisis.”  From 1981 through 1984, he arranged for the acquisition and distribution of theatrically released major motion pictures including "First Blood (Rambo)" (1982), and "The Terminator" (1984) and motion picture libraries.  From 1990 to 1993, he conceived and  oversaw development of the world’s first direct digital broadcast satellite system, called SkyPix. In 1993, Mr. Greenberg and Nynex successfully tested the use of DSL technology (DSL) to distribute full-motion video. In 1995, he developed a system for home delivery of unlimited channel capacity and 2-Way Video for NYNEX CableComms Ltd. in London, England.  From 1995 until 2005, he conceived and developed a fully switched broadband telephone network for real-time 2-Way Video and data, targeting enterprise, military, educational, medical and government market verticals. Mr. Greenberg graduated from Phillips Academy, Andover, Massachusetts in 1956 and from Harvard College in 1960. Mr. Greenberg is Richard M. Greenberg’s brother and has worked alongside him in all things since 1972.

Mr. Richard M. Greenberg has engaged in various entrepreneurial enterprises. Mr. Greenberg graduated from Phillips Academy, Andover, Massachusetts in 1962, and from Harvard College in 1965, and received a Juris Doctorate from Fordham University School of Law in 1968.  He served in the Judge Advocate General Corps of the United States Navy from 1969 to 1972.

Mr. Lee H. Kasper is a founder of NuTech Digital, Inc. and has been Director since inception in 1997. Mr. Kasper began his career in the entertainment industry in 1982 by co-founding Image Entertainment, a publicly traded company. During his years with Image Entertainment, he was a member of the Board of Directors and Executive Vice President. He was responsible for business development and licensing, manufacturing, and product fulfillment. While at Image, Mr. Kasper led the development of an international sales and manufacturing organization for the creation and distribution of laser discs and also negotiated licensing agreements with over one hundred motion picture studios. He left Image Entertainment to found NuTech Entertainment, Inc., in 1993. NuTech has developed a proprietary system for digital rights management (DRM) and produced live concerts in High Definition for worldwide distribution.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NuTECH DIGITAL
Date: August 23, 2007	By:	/s/ A. Frederick Greenberg
A. Frederick Greenberg
Chief Executive Officer